Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2007, with respect to the consolidated financial statements of Western Sizzlin Corporation and Subsidiaries in the Annual Report of Western Sizzlin Corporation and Subsidiaries to its shareholders and with respect to the schedules included in the Annual Report on Form 10-K for the year ended December 31, 2008, which are included in this Registration Statement.  We consent to the inclusion in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Greensboro, North Carolina

February 25, 2010